         As filed with the Securities and Exchange Commission on May 5, 2000
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          -----------------------------

                          EXODUS COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                          -----------------------------

        Delaware                                              77-0403076
(State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)

                          -----------------------------

                         2831 Mission College Boulevard
                         Santa Clara, California 95054
                                 (408) 346-2200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                          -----------------------------
                                 Adam W. Wegner
                                General Counsel
                          Exodus Communications, Inc.
                         2831 Mission College Boulevard
                         Santa Clara, California 95054
                                 (408) 346-2200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                          -----------------------------
                                   Copies to:
                              Horace L. Nash, Esq.
                               Tram T. Phi, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                              Palo Alto, CA 94306
                                 (650) 494-0600
                          -----------------------------
  Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================

         Title of Each Class of               Amount            Proposed Maximum           Proposed Maximum             Amount of
               Securities                     To Be             Offering Price                Aggregate                Registration
            to be Registered                Registered          Per Unit (1)                 Offering Price                Fee

------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.001 par value per share     3,758,268              $87.25                    $327,908,883.00            $86,567.95
 (2).....................................
====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on May 2, 2000.
(2) Associated with Exodus Common Stock are preferred stock purchase rights which will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of specified triggering events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

================================================================================
                                   PROSPECTUS
================================================================================


                  SUBJECT TO COMPLETION, DATED MAY 5, 2000

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                          EXODUS COMMUNICATIONS, INC.



                     Up to 3,758,268 Shares of Common Stock

                            ----------------------

     The 3,758,268 shares of common stock covered by this prospectus were previously issued by Exodus in connection with its equity investment in Mirror Image Internet, Inc. These shares may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders," by their pledgees or donees, or by other transferees that receive the shares of common stock in transfers other than public sales.

     The selling stockholders may sell their Exodus shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

     We will not receive any of the proceeds from the sale of these shares.

     Our common stock currently trades on the Nasdaq National Market under the symbol "EXDS." The last reported sale price on May 3, 2000 was $86 7/8 per share.

     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is May ___, 2000.

     In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.


                               TABLE OF CONTENTS
                               -----------------

Exodus............................................       3   Plan of Distribution..............................       15
Risk Factors......................................       5   Legal Matters.....................................       16
Use of Proceeds...................................      14   Experts...........................................       16
Selling Stockholders..............................      14   Where You Can Find More Information...............       16

          This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth herein may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

     Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

     All share numbers in this prospectus reflect the two-for-one stock split effected by Exodus on December 14, 1999. The information incorporated by reference into this prospectus, however, may not reflect the stock split.

                                    EXODUS

  Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. We offer sophisticated system and network management solutions, along with technology professional services to provide optimal performance for customers' Web sites. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high-performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of March 31, 2000, we had over 2,800 customers under contract and managed over 39,000 customer servers worldwide. Our customers represent a variety of industries, ranging from Internet leaders, to major enterprise customers. Yahoo!, USA TODAY.com, weather.com , priceline.com, British Airways and Nordstrom are just a few of the growing number of companies selecting Exodus as their complex Web hosting provider.


  Internet usage is growing rapidly and businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance for mission-critical Internet operations.

  Exodus offers an integrated portfolio of solutions that provide customers with a scalable, secure and high-performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers' redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our Managed Services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

  Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

 .  position Exodus as the leader in this market;
 .  focus on enhancing systems and network management, Internet technology services and professional services;
 .  accelerate our global expansion;
 . leverage our expertise to address new market opportunities; and . continue to establish strategic relationships for distribution and technology.

  We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate Internet Data Centers located in nine metropolitan areas in the United States: Atlanta, Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley and Washington, D.C. In addition, we opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999, and the second in Tokyo, Japan in December 1999.

   We expanded our solutions and services by acquiring providers of Internet technologies--Arca Systems, Inc. ("Arca"), American Information Systems, Inc. ("AIS"), Cohesive Technology Solutions, Inc. ("Cohesive"), Service Metrics, Inc.("Service Metrics"), Exodus Communications KK (formerly Global Online Japan Co. Ltd.) (sinjuku-ku) ("GOL") and KeyLabs, Inc. ("KeyLabs"). In October 1998, we purchased Arca, a provider of advanced network and system security consulting services. In February 1999, to accelerate our launch into the Chicago metropolitan area, we acquired AIS, a regional provider of co-location, Web hosting and professional services. In July 1999, we acquired Cohesive, a technology professional services organization with expertise in networking, Web applications and technology solutions. In November 1999, we acquired Service Metrics, an Internet monitoring applications and services company. In December 1999, we acquired GOL, an Internet solutions provider, through which we offer complex Web hosting and a range of Managed and Professional Services in the Japanese market. In February 2000, we acquired KeyLabs, Inc., a provider of e-business testing services, and in April 2000, we acquired approximately 15% of Mirror Image Internet, Inc., a provider of content distribution services.

   Our principal executive offices are located at 2831 Mission College Boulevard, Santa Clara, California 95054. Our telephone number is (408) 346-2200.

                                 RISK FACTORS

   You should carefully consider the following risks before making an investment decision. You should carefully consider these risk factors, together with all of the other information contained or incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. This prospectus contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These risk factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our short operating history and heavy losses make our business difficult to evaluate

  Our limited operating history makes evaluating our business operations and our prospects difficult. We began offering server hosting and Internet connectivity services in 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. Due to our short operating history, our business model is still evolving. We have incurred operating losses and negative cash flows each fiscal quarter and year since 1995 through 1999. Our accumulated deficit was approximately $228.2 million at December 31, 1999. We anticipate continuing to make significant investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

  We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  .  demand for and market acceptance of our services;

  .  reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  .  customer retention and satisfaction;

  .  capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  .  the timing of customer installations;

  .  the provision of customer discounts and credits;

  .  the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

  . the introduction by third parties of new Internet and networking technologies;

  .  changes in our pricing policies and those of our competitors;

  .  fluctuations in bandwidth used by customers; and

  . licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries.

  In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

  The expansion of our network through the opening of additional Internet Data Centers in geographically diverse locations is one of our key strategies. We currently have 17 Internet Data Centers located in nine metropolitan areas of the United States: Atlanta, Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley and Washington, D.C. In June 1999, we opened our first Internet Data Center outside of the United States in the London metropolitan area. In December 1999, we acquired GOL, which has an Internet Data Center located in Tokyo. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base. Our inability to establish additional Internet Data Centers or effectively manage our expansion would have a material adverse effect upon our business.

  We expect to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make additional significant investments in sales and marketing and the development of new services as part of our expansion strategy. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

  In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We incur further expenses from sales personnel hired to test market our services in markets where there is no Internet Data Center. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business would be materially adversely affected.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

  Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  .  the ability to deliver services when requested by the customer;

  .  Internet system engineering and other expertise;

  .  customer service;

  .  network capability, reliability, quality of service and scalability;

  .  the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  .  broad geographic presence;

  .  price;

  .  the ability to maintain and expand distribution channels;

  .  brand name;

  .  the timing of introductions of new services;

  .  network security; and

  .  financial resources.

  There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

 .  providers of server hosting services;

 .  national, foreign and regional ISPs;

 .  global, regional and local telecommunications companies and Regional Bell
   Operating Companies;

 .  IT outsourcing firms; and

 .  other technology services and products companies.

  Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

  Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

  The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenues. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenues or create economics of scale to offset our fixed and operating costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.

Our substantial leverage and debt service obligations adversely affect our cash flow

  We have substantial amounts of outstanding indebtedness, primarily from our 10 3/4% senior notes, 4 3/4% convertible subordinated notes, 11 1/4% senior notes and our 5% convertible subordinated notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, our debt when due. As of December 31, 1999, we had debt of approximately $1.6 billion. We also have the right to issue additional 10 3/4% senior notes on or prior to December 8, 2000 in an aggregate principal amount not to exceed $100.0 million. In addition, we expect to add additional equipment loans and lease lines to finance capital expenditures for our Internet Data Centers and to obtain additional long term debt, working capital lines of credit and lease lines. We cannot be certain that any financing arrangements will be available.

  Our substantial leverage could have significant negative consequences, including:

 . increasing our vulnerability to general adverse economic and industry conditions;

 .  limiting our ability to obtain additional financing;

 . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

 . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

 . placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to restrictive covenants in our note indentures that limit our flexibility in managing our business

  Our senior notes and convertible subordinated notes contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

  In addition, a number of instruments evidencing our debt restrict the manner in which the funds raised in our debt financings and debt incurred in the future may be used.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

  We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

We may experience difficulty in integrating our recent acquisitions which could harm our operating results

  In October 1998 we acquired the assets of Arca, in February 1999 we acquired AIS, in July 1999 we acquired Cohesive, in November 1999 we merged with SMI, and in December 1999 we acquired GOL. Furthermore, in February 2000, we completed our acquisition of KeyLabs and in April 2000, we completed our equity investment in Mirror Image. We continue to expend resources integrating Cohesive, SMI, and KeyLabs and the personnel hired in connection with acquisitions. As we acquire additional companies, we will incur additional expenses.

  We believe that our future growth depends, in part, upon the acquisition of complementary businesses, products, services or technologies. After acquiring a company, we could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions by us may require us to issue stock that could dilute the ownership of our then existing stockholders, incur additional debt or assume liabilities, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

System failures could lead to significant costs

  We must protect our network infrastructure, our equipment, and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as MCI WorldCom, Qwest Communications Corporation and Global Crossing, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in interruptions in our services. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. We attempt to limit exposure to system downtime by contract by giving customers a credit of free service for a short period of time for disruptions. However, customers may demand additional remedies. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover those expenses.

Customer satisfaction with our services is critical to our success

  Our customers demand a very high level of service. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

  To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on MCI WorldCom, Qwest, Global Crossing and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

  We rely on a number of public and private network interconnections to allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue their interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any networks, many of which are significantly larger than we are, from increasing fees or denying access. In the future, networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

  A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of GOL in December 1999. Furthermore, we plan to open additional international Internet Data Centers by the end of 2000. In order to expand our international operations, we may enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  .  challenges in staffing and managing foreign operations;

  .  differences in technology standards;

  .  employment laws and practices in foreign countries;

  .  longer payment cycles and problems in collecting accounts receivable;

  .  political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

  Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

  We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform timely to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

  The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

  We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems, Inc. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance.

Government regulation and legal uncertainties may harm our business

  Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

  The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

  Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

  Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

  Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

  We rely on a combination of copyright, patent, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

  In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Potential risks related to the Year 2000 problem might harm our business

  In many of our recent filings with the Commission, we discussed the nature and progress of our plans to become year 2000 compliant. In late 1999, we completed
our remediation and testing of systems.   As a result of those planning and
implementation efforts, we experienced no significant disruptions in mission critical information technology systems and other internal operating systems. Costs directly associated with our year 2000 compliance efforts were not material, amounting to less than $1.0 million. We are not aware of any material problems with our products or services or internal operating systems resulting from year 2000 issues, and we have not received notice of any material year 2000 compliance issues from our external vendors. However, it remains possible that year 2000 problems associated with our systems or our vendors' products may still arise or that we could receive notice of year 2000 problems that have arisen with our vendors' products.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sales of our common stock by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of May 1, 2000, the shares that may be offered and sold from time to time by the selling stockholders pursuant to this prospectus, assuming each selling stockholder sells all of the shares offered in this prospectus, and the nature of any position, office or other material relationship which each selling stockholder has had with Exodus or any of its predecessors or affiliates within the past three years. The selling stockholders named below, together with any pledgee or donee of any named stockholders, and any person who may receive the shares offered hereby from any named stockholders in a private transaction in which they are assigned the stockholders' rights to registration of their shares, are referred to in this prospectus as the "selling stockholders."

   Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares beneficially owned by each named selling stockholder as of May 1, 2000. All of these shares were acquired by the selling stockholders in connection with our equity investment in Mirror Image. Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

   None of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Exodus within the past three years.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after May 1, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Based upon the 205,232,861 outstanding shares of common stock as of May 1, 2000 and assuming each selling stockholder sells all of the shares offered in this prospectus, no selling stockholder will own one percent or more of our outstanding shares of common stock after the completion of this offering.


Name                                                                                                        Shares owned
----                                                                     Shares owned         Shares           after
                                                                        before Offering      Offered         Offering
                                                                        ---------------      -------       ------------
Xcelera.com Inc. ....................................................         3,023,318      3,023,318           --
Mirror Image Internet, Inc. .........................................           734,950        734,950           --

-------------------

                              PLAN OF DISTRIBUTION

   The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker- dealer or agent may be in excess of those customary in the types of transactions involved. Neither Exodus nor the selling stockholders can presently estimate the amount of this compensation.

   The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, including, but not limited to, one or more of the following transactions:

 . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

 .  in the over-the-counter market;
 .  in transactions otherwise than on these exchanges or systems or in the over-
   the-counter market;
 .  through the writing of options, whether the options are listed on an options exchange or otherwise;
 . through the issuance of securities by issuers, other than us, that are exchangeable for (whether optional or mandatory), or payable in, the shares (whether the securities are listed on a national securities exchange or otherwise) or pursuant to which the shares may be distributed; or
 .  through the settlement of short sales.

   In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

   The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Exodus will not receive any of the proceeds from this offering.

   Exodus' outstanding common stock is listed for trading on the Nasdaq National Market.

   The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

   In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

   To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Exodus' consent, by donees or pledgees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

   In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The common stock offered under this prospectus was originally issued to Mirror Image and Xcelera.com, a majority stockholder of Mirror Image, in connection with our equity investment in Mirror Image pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D promulgated thereunder. In connection with the equity investment in Mirror Image, Exodus agreed to register the shares of common stock offered under this prospectus under the Securities Act. Exodus and the selling stockholders have agreed to indemnify each other, and their respective controlling persons, and their respective affiliates, officers, directors, partners, successors and assigns against specific liabilities, including liabilities arising under the Securities Act and Exchange Act, in connection with the offer and sale of the shares. In addition, the selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. Exodus will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will provide Exodus with an opinion as to legal matters in connection with the common stock.

                                    EXPERTS


   Our consolidated financial statements and related financial statement schedule as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31,1999, have been incorporated by reference in this registration statement in reliance on the report of KPMG LLP, independent auditors, incorporated by reference in this registration statement, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   The following documents we have filed with the Commission are incorporated into this prospectus by reference:

 .  our annual report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 30, 2000;
 .  our current report on Form 8-K filed with the Commission on April 7, 2000;

 . the description of our common stock contained in our registration statement on Form 8-A filed with the Commission on February 13, 1998 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

 . the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the Commission on January 29, 1999 under Section 12(g) of the Exchange Act, as amended by a Form 8-A/A filed with the Commission on November 29, 1999, including any amendment or report filed for the purpose of updating such description; and

 . all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

   To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

   Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1- 800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

   We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

   We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Exodus Communications, Inc., 2831 Mission College Boulevard, Santa Clara, California 95054, Attention: Adam W. Wegner, General Counsel, telephone: (408) 346-2200.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee...............        $ 86,568
      Accounting fees and expenses......................................          10,000
      Legal fees and expenses...........................................          15,000
      Printing and engraving expenses...................................           5,000
      Miscellaneous.....................................................           3,432
                                                                                --------

      Total.................................................................    $120,000
                                                                                ========


ITEM 15. Indemnification of Directors and Officers.

   As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnity other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnify; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

   The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated or brought voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding to establish or enforce a right to indemnification under the indemnification agreements or any other agreement or insurance policy or under the Registrant's Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or authorized by the Board of Directors or as otherwise required under Delaware statute or law, regardless of whether the indemnified party is ultimately determined to be entitled to such indemnification, (ii) for expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or any similar successor statute or
(iii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

   The indemnification agreement also provides for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable for indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. No contribution is allowed to a person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) from any person who was not found guilty of such fraudulent misrepresentation.

   The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnification agreement or otherwise, to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority- in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

   The indemnification provision in the Bylaws, and the form of indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

   As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, maintains director and officer liability insurance.

   In addition, Thadeus Mocarski, a director of the Registrant, is indemnified in certain circumstances by Fleet Financial Group, Inc.



ITEM 16.  Exhibits.

   The following exhibits are filed herewith or incorporated by reference herein:


  Exhibit
  Number                                                    Exhibit Title
  --------                                                  -------------
     2.01         Common Stock Purchase Agreement dated as of March 22, 2000 among Registrant, Mirror Image Internet,
                  Inc. and Xcelera.com Inc.  (Incorporated by reference from Exhibit 2.01 to the Registrant's Current
                  Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2000.)
     2.02         Common Stock Purchase Agreement dated as of March 22, 2000 between Registrant and Xcelera.com Inc.
                  (Incorporated by reference from Exhibit 2.02 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2000.)
     4.01         Registration Rights Agreement dated April 21, 2000 between Registrant, Mirror Image Internet, Inc.
                  and Xcelera.com Inc.
     5.01         Opinion of Fenwick & West LLP.

  Exhibit
  Number                                                    Exhibit Title
  --------                                                  -------------
    23.01         Consent of Fenwick & West LLP (included in Exhibit 5.01).
    23.02         Consent of KPMG LLP, independent auditors.
    24.01         Power of Attorney (see the signature page to this Registration Statement).

ITEM 17. Undertakings.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
       Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 4th day of May, 2000.

                              EXODUS COMMUNICATIONS, INC.

                              By: /s/ R. Marshall Case
                                  --------------------
                                  R. Marshall Case
                                  Executive Vice President, Finance and
                                  Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ellen M. Hancock and R. Marshall Case, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 415 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Name                                      Title                                Date
                  ----                                      -----                                -----
Principal Executive Officer:
/s/ Ellen M. Hancock                         President, Chief Executive Officer              May 4, 2000
-----------------------------------------               and Director
Ellen M. Hancock

Principal Financial Officer and
Principal Accounting Officer:

/s/ R. Marshall Case                        Executive Vice President, Finance                May 4, 2000
-----------------------------------------   and Chief Financial Officer
R. Marshall Case

                  Name                                      Title                                Date
                  ----                                      -----                                -----
Additional Directors:
/s/ K.B. Chandrasekhar                      Chairman of the Board of Directors               May 4, 2000
-----------------------------------------
K.B. Chandrasekhar

/s/ Frederick W.W. Bolander                 Director                                         May 4, 2000
-----------------------------------------
Frederick W.W. Bolander

/s/ Mark Dubovoy                            Director                                         May 4, 2000
-----------------------------------------
Mark Dubovoy

                                            Director
-----------------------------------------
John R. Dougery

                                            Director
-----------------------------------------
Max D. Hopper

                                            Director
-----------------------------------------
Peter A. Howley

/s/ Daniel C. Lynch                         Director                                         May 4, 2000
-----------------------------------------
Daniel C. Lynch

/s/ Thadeus J. Mocarski                     Director                                         May 4, 2000
-----------------------------------------
Thadeus J. Mocarski

/s/ Naomi O. Seligman                       Director                                         May 4, 2000
-----------------------------------------
Naomi O. Seligman

                                 EXHIBIT INDEX

  Exhibit
  Number                                                    Exhibit Title
-----------                                                 -------------
    2.01      Common Stock Purchase Agreement dated as of March 22, 2000 among Registrant, Mirror Image Internet,
              Inc. and Xcelera.com Inc.  (Incorporated by reference from Exhibit 2.01 to the Registrant's Current
              Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2000.)
    2.02      Common Stock Purchase Agreement dated as of March 22, 2000 between Registrant and Xcelera.com Inc.
              (Incorporated by reference from Exhibit 2.02 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2000.)
    4.01      Registration Rights Agreement dated April 21, 2000 between Registrant, Mirror Image Internet, Inc.
              and Xcelera.com Inc.
    5.01      Opinion of Fenwick & West LLP.
   23.01      Consent of Fenwick & West LLP (included in Exhibit 5.01).
   23.02      Consent of KPMG LLP, independent auditors.
   24.01      Power of Attorney (see the signature page to this Registration Statement).